Exhibit 10.1

December 9, 2025

Elizabeth Muller

2831 Garber Street

Berkeley, CA94705

Dear Liz,

We are pleased to confirm your continuing employment as Deep Fission’s President and Chief Executive Officer, as well as the Chair of our Board of Directors, on the following terms:

•	Base Salary. Your annual base salary will be $475,000, paid in accordance with Deep Fission’s standard payroll practices, less required payroll deductions and withholdings, and subject to periodic review and adjustment by our Compensation Committee.

•	Discretionary Performance Bonus. You will be eligible for an annual performance-based bonus with a target equal to 50% of your then-current base salary, based on performance goals established annually by our Compensation Committee. Any bonus will be determined by the Committee in its discretion, based on Company and individual performance, and paid at the same time bonuses are paid to other senior executives, provided that you must be employed by Deep Fission on the payment date to receive the bonus.

•	Equity Grant. As approved by our Compensation Committee, you have been granted (a) an option to purchase 183,150 shares of Deep Fission’s common stock at an exercise price equal to the fair market value on the grant date and (b) 549,451 restricted stock units. Both awards vest over four years with a one-year cliff and are subject to your continued employment and to the terms of our Equity Incentive Plan, as amended, and applicable award agreements.

During your employment, you will be eligible to participate in Deep Fission’s employee benefit plans on the same basis as other senior executives. Deep Fission maintains an unlimited paid-time-off policy under which time off does not accrue, carry over, or pay out upon separation. Statutory paid sick leave will be provided as required by applicable law. Deep Fission reserves the right to amend, suspend, or terminate its benefit plans from time to time.

You will also be eligible to participate in Deep Fission’s Executive Severance and Change in Control Policy, which sets forth the terms and conditions under which severance payments, equity acceleration, and related benefits are provided. Any such payments or benefits will be subject to your execution of a separation agreement and release of claims, as well as the terms of that policy.

Your employment with Deep Fission is at will. This means that you may terminate your employment at any time and for any reason, and Deep Fission may terminate your employment with or without Cause at any time and for any reason, subject to any severance or change-in-control protections expressly provided in our Executive Severance and Change in Control Policy or any other written arrangement approved by the Board. The at-will nature of your employment may be modified only by a written agreement signed by you and an authorized officer of Deep Fission.

As a condition of your continued employment with Deep Fission, you must sign and comply with our Proprietary Information & Intellectual Property Agreement, pursuant to which all claims or disputes arising out of your employment will be subject to mandatory arbitration except as otherwise set forth in that agreement.

This offer letter, together with your Proprietary Information & Intellectual Property Agreement and our Equity Incentive Plan, Executive Severance and Change in Control Policy, and other applicable policies (each as amended from time to time), constitutes the entire agreement between you and Deep Fission and supersedes all prior agreements or understandings. Any accrued rights or obligations that remain outstanding as of the date of this offer letter (including vested equity awards and reimbursement rights) will survive in accordance with their terms. If any provision of this offer letter is held unenforceable, the remainder will remain in effect. This offer letter will be governed by the laws of the State of Delaware.

Thank you for your continued dedication to Deep Fission’s mission to power humanity from a mile underground by delivering clean, reliable, and affordable energy. To accept this offer, please sign and date below and return this letter to my attention.

Sincerely,

DEEP FISSION, INC.,

/s/ Jonathon Angell
Jonathon Angell
Chair, Compensation Committee

Acknowledged and Agreed:

/s/ Elizabeth Muller
Elizabeth Muller

Date: December 9, 2025